AMENDED PAYMENT AND SECURITY AGREEMENT

        This AMENDED PAYMENT AND SECURITY AGREEMENT is made this 14th day of October, 1997, by and between LADISH CO., INC., a Wisconsin corporation (the "Company"), and the PENSION BENEFIT GUARANTY CORPORATION ("PBGC"), acting on behalf of itself and on behalf of the defined benefit plans sponsored by the Company and listed in Exhibit A hereto (the "Plans").

                                   WITNESSETH:

        WHEREAS, the Company is the sponsor of the defined benefit pension plans set forth in Exhibit A hereto, which plans are covered by Title IV of the Employee Retirement Security Act of 1974, as amended ("ERISA"); and

        WHEREAS, the Company applied for and received conditional waivers of the minimum funding standards for the Plans ("Funding Waivers") for plan year 1995 from the United States Internal Revenue Service ("IRS") under section 412(d) of the Internal Revenue Code of 1986, as amended (the "Code"), and section 303 of ERISA.

        WHEREAS, as a condition of those Funding Waivers the Company was required to provide security to the Plans and entered into that Payment and Security Agreement, dated June 17, 1997, with the PBGC (the "Prior Agreement").

        WHEREAS, the Company has applied under section 412(d) of the Code and section 303 of ERISA to the IRS for Funding Waivers for plan year 1996;
   and

        WHEREAS, the Company and PBGC have reached an understanding on additional funding payments to the Plans during the 1997 calendar year and for the 1996 and 1997 plan years, which payments will satisfy Company's obligations under the Prior Agreement, satisfy minimum funding for the 1996 and 1997 plan years, and allow the Company to withdraw its application for Funding Waivers for plan year 1996.

   NOW, THEREFORE, IT IS AGREED THAT:

        1.   Definitions.

        (a) Unless otherwise defined herein, the following terms, which are defined in the Prior Agreement, have the meaning given them in the Prior
   Agreement: "Collateral", "Intercreditor Agreement", "PBGC Liens", "Senior Liens", and "Secured Obligations". Further, the following terms which are defined in the Intercreditor Agreement and used herein shall have the meaning given to them in that document: Lender Agent; Noteholder Agent.

        (b) In addition, the following terms shall have the following meanings, unless the context otherwise requires:

             "Agreement": this Amended Payment and Security Agreement as the same may from time to time be amended or supplemented.

             "Event of Default": an Event of Default as defined in section 8 of this Agreement.

             "1998 Funding Goal": minimum funding requirements for the 1998 plan year for Plans 001,006 and 013 of zero, and for Plans 004 and 016 of $6,000,000 and $900,000, respectively.

             "Plan 003": the Ladish Hourly Employees Plan.

             "Plan 014": the Ladish Kentucky Steelworkers Local No. 7513 and 8054 Plan.

             "Required Credit Balance": for each of the Plans, as of the end of the plan year ending after December 31, 1997, the credit balance in the funding standard account maintained for each such plan pursuant to section 412 of the Code and 302 of ERISA as of December 31, 1997, adjusted for interest to the end of the plan year.

        2.   Grant of Security Interest.

        The security interests under the Uniform Commercial Code in and to certain of the Collateral, in favor of the Plans and the PBGC, granted by the Company under the Prior Agreement to secure the timely payment of the Secured Obligations, shall continue after the execution of this Agreement. As provided in the Prior Agreement and the Intercreditor Agreement, these PBGC Liens are subordinate to the Senior Liens, and PBGC's rights with respect to the Collateral are subject to the terms of that Intercreditor Agreement.

        3.   Actions by the Company with respect to the Plans.

        (a) Payments. The Company agrees to make the following contributions to the Plans:

             (i) During calendar year 1997, the Company will contribute Three Million One Hundred Ninety-Seven Thousand Seven Hundred and Seventy-Two Dollars ($3,197,772) to the Plans;

             (ii) In addition to the above payments, during the fourth quarter of calendar year 1997, the Company will contribute Ten Million Dollars ($10,000,000) to the Plans; and

             (iii) On or before January 15, 1998, the Company will contribute an additional Seven Hundred Fourteen Thousand Five Hundred and Fifty-One Dollars ($714,551) to the Plans.

        (b) Plan Mergers. Before December 31, 1997, the Company will merge certain of the Plans as follows:

             (i) Plan 006 and Plan 019 will merge with Plan 003. (Plan 006 will be the surviving plan)

             (ii) Plan 001 will merge with Plan 014. (Plan 001 will be the surviving plan)

        (c) Allocation of Payments. The payments described in (a), above, shall be allocated among the Plans (including the merged plans as described in (b)) as determined by the Company in order to meet its 1998 Funding Goal.

        4.   PBGC Release.

        Upon completion of the actions contemplated in section 3(a) and (b), and the receipt by PBGC of a certified statement from the Plans' actuary stating that the minimum funding requirements for 1998 will meet the 1998 Funding Goal, PBGC agrees to release the PBGC Liens on the Collateral, including the Third Mortgage and Security Agreement PBGC filed against the real property of the Company in Milwaukee County in the State of Wisconsin. PBGC will execute and deliver to the Company all termination statements and mortgage releases as the Company deems necessary to effect said release.

        5.   Intercreditor Agreement.

        In conjunction with the Company and PBGC entering into the Prior Agreement, PBGC entered into the Intercreditor Agreement with the Lender Agent and the Noteholder Agent. The Company, though not a party to the Intercreditor Agreement, agreed to be bound by its terms. The Intercreditor Agreement set forth the respective positions and rights of the parties thereto to the Collateral. Upon release of the PBGC Lien, PBGC agrees (a) that the Intercreditor Agreement is no longer necessary; (b) that the Intercreditor Agreement should be terminated; and (c) that PBGC will take all actions necessary to terminate that agreement. The Company agrees to obtain the consent of the Lender Agent and Noteholder Agent to the termination of the Intercreditor Agreement.

        6.   Representations and Warranties of the Company.

        The Company represents and warrants, to the best of its knowledge, that:

        (a) the Company is duly organized and validly existing under the law of the State of Wisconsin, and the chief place of business of the Company is located within the State of Wisconsin;

        (b) the Company has all necessary corporate authority to execute, deliver and perform the obligations under this Agreement;

        (c) the Company is the lawful owner of all of the Collateral and had complete authority to grant a security interest in this Collateral;

        (d) all information supplied and statements made in any financial or credit statements or application for credit prior to the execution of this Agreement are true and correct as of the date furnished and as of the date hereof in all material respects.

        7.   Covenants of the Company.

        (a) Credit Balance Requirements. The Company agrees that it will preserve the Required Credit Balance for each of the Plans for four consecutive plan years, starting with the plan year ending December 31, 1998, provided, however, that the Required Credit Balance may be taken into account for purposes of calculating the "deficit reduction contribution" described in section 412(l) of the Code.

        (b) Annual Informational Requirements. The Company will furnish to PBGC annual audited financial statements (including a balance sheet, income statement, statement of operation and cash flow, and statement of retained earnings) of the Company, accompanied by the opinion thereon of its independent certified public accountant, within 120 days after the close of each fiscal year. The Company also will provide PBGC with annual actuarial valuation reports for all defined benefit pension plans sponsored by the Company within 60 days after becoming available, and the annual Form 5500's with all schedules and attachments for each Plan when available.

        (c) Other Informational Requirements. The Company shall furnish to PBGC copies of quarterly financial statements (unaudited). Additionally, the Company will notify' PBGC whether it has made required contributions for its two largest plans, such notice to be given within 10 days of the date the contribution is due. The Company also will furnish to PBGC such other financial statements or reports it has generated as PBGC may reasonably request.

        8.   Events of Default.

        If one or more of the following events or conditions shall occur, PBGC shall have the remedies provided below in section 9:

        (a) the Company fails to make any payment required under this Agreement, and such failure continues for 5 days;

        (b) the Company otherwise fails to satisfy any term or condition of this Agreement;

        (c)  the Company becomes insolvent or goes out of business;

        (d) there is a material and adverse change in the business or financial condition of the Company;

        (e) a trustee, receiver or custodian is appointed over all or substantially all of the property of the Company;

        (f) any proceeding in bankruptcy or reorganization is instituted by or against the Company;

        (g) the Company makes a general assignment for the benefit of creditors;

        (h) any representation, warranty or certification made by the Company, in this Agreement, or in any document furnished in connection therewith by the Company, shall prove to have been materially false or misleading as of the time made or furnished in any materially adverse respect; and

        (i) PBGC shall have instituted proceedings under Section 4042 of ERISA seeking termination or appointment of a trustee in respect of any defined benefit plan sponsored by the Company; or the Company shall have furnished to PBGC or any participant in the Plans a notice of intent to terminate the Plan under Section 4041(c) of ERISA;

        9.   Rights and Remedies.

        PBGC, in its sole discretion, may elect to pursue one or more of the following remedies. PBGC may waive any default, or remedy any default in any reasonable manner, without waiving any other prior or subsequent default.

        (a) General Remedies. If one or more of the Events of Default occurs, PBGC may pursue any remedy available in law or equity;

        (b) Specific Remedies. Should an Event of Default described in subsection (a) or (b) of Section 8 occur, a lien in the Collateral of the Company in favor of PBGC shall arise on the date said default occurs in the amount of any missed payment or due contribution.

        (c) No remedy recited in this Agreement shall limit PBGC in any manner from pursuing any and all additional remedies provided by applicable law.

        10.  Indemnity.

        The Company assumes liability for, and agrees to indemnify the Plans and PBGC against, and on written demand to pay, or to reimburse the Plans and PBGC (and each of their employees, directors, and agents) against the payment of any or all liabilities, obligations, losses, damages, penalties, claims, suits, actions, costs, expenses and disbursements, including legal fees and expenses of any kind and nature imposed on, incurred by, or asserted against the Plans or PBGC relating to or arising out of this Agreement.

        11.  Termination.

        This Agreement shall terminate upon receipt by PBGC of a certification from the actuary for the Plans that the Required Credit Balance has been preserved, as provided in section 7(a), for each of the Plans through the end of the plan year that ends during the calendar year 2001.

        12.  Miscellaneous.

        (a) Amendments. The Company understands that this Agreement cannot be changed or terminated orally, can only be modified upon the written consent of the parties hereto, and that it is for the benefit of and binding upon the Company and its respective successors and assigns.

        (b) Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

        (c) Governing Law. This Agreement, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin except to the extent such laws are superseded by Federal law.

        (d) Notices. All notices and other communications hereunder shall be in writing and shall be delivered to the intended recipient at the Address for Notices specified below or at such other address as shall be designated by any of them in a notice to each other party set forth therein. All notices and other communications shall be deemed to have been duly given, in the case of transmission by telecopy, when sent; in the case of hand delivery, when received; or in the case of mail, three business days after the date deposited in the mail addressed as described above.

        Address for Notices:

   If to the Company:  Ladish Co. Inc.
                       5481 South Packard Avenue
                       Cudahy, Wisconsin 53110
                       Attn: Wayne E. Larsen

   If to PBGC:         Pension Benefit Guaranty Corp.
                       1200 K Street, N.W.
                       Washington, D.C. 20005
                       Attention: Executive Director

   (With a copy to the Office of the General Counsel)

        (e) Anti-waiver and severability. PBGC's failure to exercise any right, remedy or option under this Agreement, or any delay by PBGC in exercising any of them, will not operate as a waiver. The Company understands that the only way PBGC may waive its rights is in writing signed by an authorized agent of PBGC. All of PBGC's rights and remedies under this Agreement are cumulative and not exclusive of each other. If any provision of this Agreement is unenforceable for any reason, it shall not affect the enforceability of the other provisions of this Agreement.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the day stated above.


                            PENSION BENEFIT GUARANTY CORPORATION


                            By:  /s/ Ellen Hennessy
                                 Ellen Hennessy
                                 Deputy Executive Director and Chief
                                 Negotiator


                            LADISH CO., INC.


                            By:  /s/ Wayne E. Larsen
                                 Wayne E. Larsen
                                 Vice President of Law/Finance & Secretary

                                    EXHIBIT A

                              LADISH PENSION PLANS

   Plan 004 International Association of Machinists and Aerospace Workers, Local #1862

   Plan 001  Blacksmiths Subordinate Lodge No. 1509

   Plan 006  International Brotherhood of Firemen and Oilers, Local #125

   Plan 013  International Brotherhood of Electrical Workers, Local #633

   Plan 016  International Die Sinkers Conference, Local #140

   Plan 019  Blacksmiths Subordinate Lodge No. 1510